Exhibit 99.1

Airgas	News Release	Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283
www.airgas.com

Investor Contact:		Media Contact:
Melissa Nigro (610) 902-6206		James Ely (610) 902-6010
melissa.nigro@airgas.com		jim.ely@airgas.com

For release: Immediately

Airgas Reports Strong Sales and Earnings Growth in First Quarter

RADNOR, PA – July 28, 2004 — Airgas, Inc., (NYSE: ARG), the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products, today reported strong growth in sales, operating income and net earnings for its first quarter ended June 30, 2004. Net earnings for the quarter grew 19% to $22.1 million, or $0.29 per diluted share, compared to $18.5 million, or $0.25 per diluted share, in the same period a year ago.

First quarter sales increased 18% to $544 million reflecting, continued same-store sales growth, the consolidation of National Welders Supply Company (a joint venture affiliate), as well as acquisitions. Excluding National Welders, sales grew 9%. Total same-store sales were up 7% compared to the same quarter a year ago, reflecting continued improvement in manufacturing and other industrial segments. Same-store sales in the Distribution segment were up 7%, driven by gains of 12% in hardgoods and 2% in gas and rent.

“We delivered another strong quarter, growing EPS by 16%, as we benefited from improved market conditions as well as growth in strategic products like bulk gas and safety products,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “By continuing to leverage our leading market position and execute with discipline, we are steadily growing our sales and earnings.”

“Demand continued to be quite strong for our products, with sales of hardgoods leading the way,” added McCausland. “Gas and rent same-store sales continue to grow and June was our strongest month in about two years.”

Airgas 1Q Earnings Release/Page 2 of 8

The Company repaid $2 million of adjusted debt in the quarter. Free Cash Flow for the quarter ended June 30, 2004 was negative $10 million compared to a negative $3 million in the quarter ended June 30, 2003. Negative free cash flow is typical in the first quarter due to fiscal year end related payments. The recently completed quarter also included increased capital spending and inventory investment as the Company positioned itself to serve increasing customer demand. The definition of free cash flow, a reconciliation to the attached Consolidated Statement of Cash Flows, the definition of adjusted debt and a reconciliation to the balance sheet are attached.

McCausland continued, “We expect to announce the closing of our acquisition of BOC’s U.S. packaged gas business on Friday July 30, as planned. The growth opportunities associated with this transaction, combined with a stronger industrial economy, gives us a sense of optimism as we move forward. We are on track to meet our full year EPS guidance of $1.21 to $1.27. We expect to earn $0.29 to $0.32 in our second quarter, excluding the impact of BOC integration expenses.”

The Company will conduct an earnings teleconference on Thursday July 29, 2004, beginning at 11:00 a.m. Eastern Time. Access the teleconference by calling (800) 817-4887. This press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference are available in the ‘Investor Info’ section on the Company’s Internet site www.airgas.com. The telephone replay will be accessible for one week starting July 29th at 1 p.m. Eastern Time by calling (888) 203-1112 and entering passcode 347719.

About Airgas, Inc.

Airgas, Inc. is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of nearly 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Airgas 1Q Earnings Release/Page 3 of 8

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: completing the acquisition of BOC’s U.S. packaged gas business on July 30; the growth opportunities resulting from the BOC acquisition and a strengthening industrial economy; and earnings expectations for the second fiscal quarter and full year. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the success of the Company’s ability to grow sales and market share; the closing of the Company’s acquisition of the majority of BOC’s U.S. packaged gas business; the successful integration of the BOC acquisition; the cost of integrating the BOC business into the Company’s operations; an economic downturn; increased industry competition; adverse changes in customer buying patterns; significant fluctuations in interest rates; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2004 filed by the Company with the Securities and Exchange Commission.

Consolidated statements of earnings, consolidated condensed balance sheets, consolidated statements of cash flows, and a reconciliation of non-GAAP financial measures follow.

Airgas 1Q Earnings Release/Page 4 of 8

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)

	(Unaudited)
	Three Months Ended
	June 30,
	2004	2003
Net sales	$544,017	$461,056

Costs and expenses:
Cost of products sold (excl. deprec.)	266,221	221,133
Selling, distribution and administrative expenses	204,062	178,461
Depreciation	23,929	19,291
Amortization	1,433	1,511

Total costs and expenses	495,645	420,396

Operating income	48,372	40,660
Interest expense, net	(11,855)	(10,435)
Discount on securitization of trade receivables (a)	(830)	(868)
Other income (expense), net	174	(173)
Equity in earnings of unconsolidated affiliates	248	700

Earnings before income tax expense and minority interest	36,109	29,884
Income tax expense	13,541	11,356

Earnings before minority interest	22,568	18,528
Minority interest (b)	452	—

Net earnings	$22,116	$18,528

Basic earnings per share	$0.30	$0.26
Diluted earnings per share	$0.29	$0.25
Weighted average shares outstanding:
Basic	74,200	71,900
Diluted	76,200	73,900

See attached notes.

Airgas 1Q Earnings Release/Page 5 of 8

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	June 30,	March 31,
	2004	2004
ASSETS
Trade accounts receivable, net (a)	$100,810	$107,013
Inventories, net	187,671	170,300
Deferred income tax asset, net	23,022	21,054
Prepaids and other current assets	23,339	28,463

TOTAL CURRENT ASSETS	334,842	326,830
Property, plant and equipment, net	1,037,840	1,033,926
Goodwill	505,140	504,207
Other intangible assets, net	18,520	19,733
Investments in unconsolidated affiliates	5,932	6,292
Other non-current assets	33,741	40,091

TOTAL ASSETS	$1,936,015	$1,931,079

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$102,034	$114,303
Accrued expenses and other current liabilities	120,507	122,026
Current portion of long-term debt	6,130	6,140

TOTAL CURRENT LIABILITIES	228,671	242,469
Long-term debt	662,963	682,698
Deferred income taxes	263,860	257,031
Other non-current liabilities	18,586	20,789
Minority interest in subsidiary	36,191	36,191
Stockholders’ equity	725,744	691,901

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,936,015	$1,931,079

See attached notes.

Airgas 1Q Earnings Release/Page 6 of 8

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Quarter Ended	Quarter Ended
	June 30, 2004	June 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$22,116	$18,528
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	23,929	19,291
Amortization	1,433	1,511
Deferred income taxes	6,600	4,800
Equity in earnings of unconsolidated affiliates	(248)	(700)
Gain on divestiture	(380)	—
Loss on sales of plant and equipment	211	57
Minority interest in earnings	452	—
Stock issued for employee stock purchase plan	2,327	2,264
Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Securitization of trade receivables	8,900	(2,300)
Trade receivables, net	(2,892)	(4,073)
Inventories, net	(18,749)	(5,682)
Prepaid expenses and other current assets	4,354	392
Accounts payable, trade	(12,264)	(8,259)
Accrued expenses and other current liabilities	(6,730)	(12,368)
Other assets	1	(1,551)
Other liabilities	(1,140)	3,804

Net cash provided by operating activities	27,920	15,714

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(26,634)	(21,319)
Proceeds from sales of plant and equipment	678	1,342
Proceeds from divestitures	828	—
Business acquisitions, holdbacks and other settlements of acquisition related liabilities	(528)	(5,750)
Dividends and fees from unconsolidated affiliates	608	422
Other, net	(16)	(1,520)

Net cash used in investing activities	(25,064)	(26,825)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	62,369	81,603
Repayment of debt	(77,353)	(74,505)
Minority interest	(452)	—
Exercise of stock options	8,836	5,803
Dividends paid to stockholders	(3,369)	(2,925)
Cash overdraft	7,113	1,135

Net cash (used in) provided by financing activities	(2,856)	11,111

Change in cash
Cash – Beginning of period	$—	$—
Cash – End of period	—	—

	$—	$—

See attached notes.

Airgas 1Q Earnings Release/Page 7 of 8

Notes:

(a)	The Company participates in a securitization agreement with two commercial banks to sell up to $175 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company’s revolving credit facilities. The amount of outstanding receivables under the agreement was $171.5 million and $162.6 million at June 30, 2004 and March 31, 2004, respectively.

(b)	Effective December 31, 2003, the Company elected to adopt FIN 46R, as it applies to its joint venture with National Welders Supply Company, Inc. (“NWS”), a producer and distributor of industrial gases based in Charlotte, North Carolina. For the three months ended June 30, 2003, NWS’ operating results were reflected as “Equity in Earnings of Unconsolidated Affiliates.” For the three months ended June 30, 2004, the operating results of NWS were reported broadly across the income statement in the “All Other Operations” business segment. NWS contributed $39.6 million to sales and $3.9 million to operating income for the three months ended June 30, 2004. The consolidation of NWS had no impact on the Company’s consolidated net earnings.

(c)	Business segment information for the Company’s Distribution and All Other Operations segments is shown below:

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	June 30, 2004				June 30, 2003
		All				All
		Other				Other
(In thousands)	Dist.	Ops.	Elim	Combined	Dist.	Ops.	Elim	Combined
Gas and rent	$228,578	$77,169	$(10,438)	$295,309	$220,407	$48,072	$(9,597)	$258,882
Hardgoods	233,809	15,794	(895)	248,708	201,448	1,349	(623)	202,174

Total net sales	462,387	92,963	(11,333)	544,017	421,855	49,421	(10,220)	461,056
Cost of products sold, excluding deprec. expense	236,096	41,458	(11,333)	266,221	209,149	22,204	(10,220)	221,133
Selling, distribution and administrative expenses	171,100	32,962		204,062	161,950	16,511		178,461
Depreciation expense	17,997	5,932		23,929	16,170	3,121		19,291
Amortization expense	1,265	168		1,433	1,357	154		1,511

Operating income	35,929	12,443		48,372	33,229	7,431		40,660

Airgas 1Q Earnings Release/Page 8 of 8

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Free Cash Flow:

Reconciliation of net cash provided by operating activities per the Consolidated Statement of Cash Flows to Free Cash Flow:

	Quarter Ended	Quarter Ended
(Amounts in thousands)	June 30, 2004	June 30, 2003
Net cash provided by operating activities	$27,920	$15,714
Less net cash provided by operating activities of NWS (1)	(5,249)	—
Plus:
Dividends paid by unconsolidated affiliates	608	178
Management fees paid by NWS (1)	263	244
Less:
Cash (provided) used by the securitization of trade receivables	(8,900)	2,300
Capital expenditures	(26,634)	(21,319)
Add back capital expenditures of NWS (1)	1,555	—

Free Cash Flow	$(10,437)	$(2,883)

(1)	National Welders Supply Co. (“NWS”) is a corporate joint venture meeting the definition of a variable interest entity and for which the Company is the primary beneficiary as described under FIN 46R. NWS was consolidated effective December 31, 2003 when the Company prospectively adopted FIN 46R as permitted by the interpretation. Prior to January 1, 2004, the Company reported the results of NWS below operating income in “Equity in Earnings of Unconsolidated Affiliates.” The liabilities of NWS are non-recourse to the Company. Likewise, the cash flows in excess of the management fee paid by NWS are not available to the Company. Accordingly, the cash flows of NWS have been excluded from the Company’s non-GAAP liquidity measures.

The Company believes Free Cash Flow provides investors meaningful insight into the Company’s ability to generate cash from continuing operations over time, which can be used at management’s discretion for acquisitions, the repayment of debt or to support other investing and financing activities.

Reduction of Adjusted Debt:

Reconciliation of the change in debt per the Balance Sheet to the decrease in debt adjusted for the non-recourse debt of NWS, off-balance sheet financing and non-cash interest rate hedging (“adjusted debt”):

(Amounts in thousands)	June 30, 2004	March 31, 2004	Change in Adjusted Debt
Debt	$669,093	$688,838	$(19,745)
Adjustments to Debt:
Securitization of trade receivables	171,500	162,600	8,900
National Welders – non-recourse debt (1)	(49,769)	(53,823)	4,054
Interest rate swap agreements	(9,071)	(13,832)	4,761

Adjusted Debt	$781,753	$783,783	$(2,030)

(1) In calculating the Adjusted Debt measure, the debt of the NWS joint venture has been excluded because the debt is non-recourse to Airgas.

The Company uses Adjusted Debt to provide investors with a more accurate and meaningful measure of the change in the Company’s obligation to repay debt by adjusting for the non-recourse debt of NWS, non-cash interest rate hedging and funds received (or repaid) under the trade receivables securitization program.